Exhibit 10.38

Execution Version

This Separation Agreement must be executed and delivered to the attention of Eric Stern, VP, Compensation and Benefits, Actavis, Inc. 400 Interpace Parkway, Parsippany, NJ 07054 by March 24, 2015.

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into between David Buchen (“Executive”) and Actavis, Inc. (“Actavis” or the “Company”) as of March 21, 2015.

In consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1. Termination of Employment. Executive hereby acknowledges the termination of his employment with the Company effective as of the close of business on May 1, 2015 (the “Termination Date”). Executive will not be required to, and will not in fact, render any services on behalf of the Company after the Termination Date. After the Termination Date, Executive will cease to be an employee of the Company and will not be eligible to receive any salary or benefits of employment, except as described in this Agreement.

2. Severance Pay and Benefits. In consideration for, subject to and conditioned on (a) Executive’s execution of this Agreement and compliance with its terms and conditions, and (b) Executive’s execution on or within twenty-one (21) days following the Termination Date and Executive’s non-revocation thereof of the Waiver and Release of Claims set forth in Attachment A (the “Release”), Executive is eligible to receive the severance pay and benefits (the “Payment”) being offered pursuant to that certain Retention Agreement entered into as of May 19, 2014 between Executive and the Company (“Retention Agreement”) and the Key Employee Agreement entered into as of February 28, 2000, between Executive and Actavis (f/k/a Watson Pharmaceuticals, Inc.) (“Key Employee Agreement”), as amended from time to time, as follows:

•	a severance payment equal to the sum of: (i) two times Executive’s base salary as in effect on June 30, 2014 ($1,207,500.00); (ii) two times Executive’s 2014 performance year bonus ($1,552,500.00); and (iii) Executive’s target, prorated 2015 Annual Incentive Plan Bonus (“AIP Bonus”) ($191,666.67), in an amount totaling, $2,951,666.67, minus applicable tax withholdings, to be paid in a lump sum within thirty (30) days following the Release becoming irrevocable pursuant to its terms and conditions;

•	continued group health insurance benefits for Executive and Executive’s eligible dependents for twenty-four (24) months under COBRA at active employee rates, as may be adjusted from time to time;

•	outplacement services for twelve (12) months with a nationally recognized service selected by the Company; and

Additionally, in consideration for, subject to and conditioned on (a) Executive’s execution of this Agreement and compliance with its terms and conditions, and (b) Executive’s execution of the Release on or within twenty-one (21) days following the Termination Date and Executive’s non-revocation thereof, Executive will be entitled to the following:

•	continued vesting for twenty-four (24) months of certain outstanding restricted share units granted on May 8, 2014 and time-vested restricted share units granted on July 1, 2014, in accordance with the terms of those grants;

•	a cash payment of $2,500,000.00, minus applicable tax withholdings, which represents fifty (50) percent of the Executive’s target Merger Success Award granted on July 1, 2014, to be paid in a lump sum within thirty (30) days following the Release becoming irrevocable pursuant to its terms and conditions; and

•	certain relocation benefits as set forth on Attachment B of this Agreement.

Executive will receive an AIP Bonus for 2014, based on company and individual performance, which will be paid during the Company’s regular AIP Bonus payout schedule. Additionally, Executive’s July 1, 2014 performance share unit grant will vest and become payable to Executive in accordance with the terms of that grant.

Except if Executive’s employment is terminated by the Company without Cause (as defined in the Retention Agreement) prior to the Termination Date, Executive acknowledges that in order to receive the payments and benefits specified under this paragraph (including, without limitation, the Payment), Executive must be employed on an active, full-time, exclusive basis by the Company through the Termination Date.

In addition, if Executive’s employment is terminated by reason of Executive’s death prior to the Termination Date, Executive shall be entitled to:

•	continued vesting for twenty-four (24) months of certain outstanding restricted share units granted on May 8, 2014 and time-vested restricted share units granted on July 1,2014; and

•	a cash payment of $2,500,000.00, minus applicable tax withholdings, which represents fifty (50) percent of the Executive’s target Merger Success Award granted on July 1, 2014, to be paid in a lump sum within thirty (30) days following the Termination Date.

3. Return of Property and Confidentiality of this Agreement. Executive represents and covenants that on or prior to the Termination Date, Executive will return to the Company all Company property, including, but not limited to, all equipment, vehicles, product samples, computers, pass codes, keys, swipe cards, credit cards, documents, or other materials, in whatever form or format that Executive received, prepared, or helped prepare; provided, however, that, following the Termination Date, Executive shall be permitted to retain, at his sole cost and expense, his Company provided laptop, ipad and iphone, subject, in all cases, to Executive’s compliance with his obligations not to disclose or retain any proprietary or confidential information (whether pursuant to any written agreement, Company policy or applicable law, including, without limitation, the applicable provisions of the Company’s Code of Conduct, the Agreement, the Invention Agreement and the Confidentiality Agreement), provided, further, that upon the expiration, cancellation or termination of the Consulting Agreement by and between Executive and Actavis plc in accordance with its terms, Executive shall promptly return his Company provided laptop to the Company. Executive represents and covenants that Executive will not retain, whether in hard copy or electronic form, any copies, duplicates, reproductions, computer disks, or excerpts thereof, of the Company’s or any of its customers’ documents. Further, Executive agrees that except for Executive’s attorneys, accountants, spouse, and any government agencies, Executive will keep this Agreement and its terms confidential and will not reveal its contents to anyone, unless otherwise required or authorized by law.

4. Resignation from Directorships and Company Positions. Effective as of the Termination Date, Executive agrees to and hereby does resign from any and all offices and directorships with the Company and all of its direct and indirect subsidiaries and affiliates, and agrees to execute all documents reasonably requested by the Company to effectuate such resignations.

5. Cooperation. Executive agrees to fully cooperate with all reasonable requests from the Company or its attorneys for information or assistance in any lawsuit or investigation involving the Company. Executive further agrees to cooperate with reasonable requests for information relating to projects, assignments, or functions about which Executive possesses knowledge as a result of Executive’s employment. Executive agrees that upon receipt of any subpoena relating in any way to the Company, and/or receipt of any contact from a government agent relating in any way to the Company, Executive will immediately notify the Company’s Chief Legal Officer and will fax, e-mail or hand deliver a copy of the subpoena to the Chief Legal Officer within forty-eight (48) hours of service upon Executive and prior to responding, testifying or providing documents or information in response to the subpoena. Executive shall be reimbursed for reasonable expenses incurred by Executive in providing cooperation under this paragraph (e.g., travel, lodging, and meal expenses), provided that Executive provides appropriate invoices and/or receipts for any such expenses. The Company shall have the right, but not the obligation, to appoint counsel to represent the Executive in connection with providing cooperation under this paragraph, and the fees and expenses of such counsel shall be at the sole expense of the Company. The obligations of Executive pursuant to this Section 5 shall apply at all times, including, without limitation, following the Termination Date.

6. Non-Disparagement. Prior to and following the Termination Date, Executive agrees not to, at any time, take any action through any medium or in any forum, to directly or indirectly disparage or otherwise bring into question or disrepute the employees, products, business reputation, abilities, or capabilities of any of the Releasees. This provision includes, without limitation, email, any electronic media, and any postings to the Internet. Notwithstanding the foregoing, it shall not be a breach of this paragraph for Executive to comply with the lawful orders or processes of the court, including the obligation to testify truthfully in any legal proceeding. Additionally, this paragraph does not apply to communications with government agencies and/or the Company.

7. Governing Law; Dispute Arising out of this Agreement. Except to the extent governed by federal law, this Agreement shall be governed by and construed under the laws of the State of New Jersey, without reference to New Jersey’s choice of law principles. Any dispute or controversy arising out of or related to this Agreement shall be resolved exclusively by final and binding arbitration to be held in the state and county where Executive principally worked immediately prior to Executive’s termination. To the extent not inconsistent with the laws of the State of New Jersey, such arbitrations shall be conducted pursuant to the Rules for Arbitration of Employment Disputes of the American Arbitration Association, and the parties agree that each side shall initially bear their own costs and fees, but that the arbitrator may award reasonable costs and attorney’s fees to the prevailing party.

8. Entire Agreement; Continuing Validity of Certain Existing Agreements and Confidentiality and Non-Solicitation Obligations. This Agreement and the Release contains and constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement; provided, however, that Executive acknowledges and affirms that Executive shall remain bound by the applicable provisions of the Company’s Code of Conduct, and any Employee Proprietary Information and Invention Agreement (“Invention Agreement”) or other confidentiality agreement (“Confidentiality Agreement”) which Executive signed in connection with Executive’s employment. Executive is reminded of the obligation for a period of one (1) year following Executive’s Termination Date, not to directly or indirectly, solicit for employment (or cause or seek to cause to leave the employment of the Company) any employee of the Company. Further, in the event that Executive and any of the Company entities are parties to a previously-executed written employment agreement (“Employment Agreement”), and to the extent the terms of that Employment Agreement do not conflict with the terms of this Agreement and survive termination of Executive’s employment, those terms of the Employment Agreement shall continue in full force and effect. Apart from such continuing terms of any pre-existing Invention Agreement, Confidentiality Agreement, or Employment Agreement, this Agreement supersedes and cancels all previous agreements that may have been made in connection with Executive’s employment with the Company, including without limitation, the Key Employee Agreement and the Retention Agreement.

9. Severability and Modifications. The provisions of this Agreement are severable and if any part is found to be unenforceable the other portions shall remain fully valid and enforceable. However, if any provision set forth in the Release is held to be invalid, illegal, void and/or unenforceable by a court of competent jurisdiction, Executive agrees immediately to duly execute and deliver to the Company a release and waiver that is legal and enforceable to the fullest extent of the law and consistent with the intent of the parties. This Agreement may not be released, discharged, abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by Executive and a duly authorized officer of Actavis. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right that Executive or the Company may have under this Agreement shall not be deemed a waiver of such provision or right or any other provision or right under this Agreement.

10. Construction of Agreement. The parties agree that there shall be no presumption that any ambiguity in this Agreement is to be construed against the drafter.

11. Section 409A. All amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them, to the maximum extent possible, and shall be interpreted in a manner consistent with the applicable exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Each installment payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. “Termination of employment” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, the Executive’s “separation from service” as defined by Section 409A. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to the Executive. The Executive shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Code section 409A.

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DAVID BUCHEN		ACTAVIS, INC.

By:	/s/ David Buchen	By:	/s/ Karen L. Ling
Print Name: David Buchen		Print Name: Karen L. Ling
Date: March 22, 2015		Date: March 21, 2015

ATTACHMENT A

WAIVER AND RELEASE OF CLAIMS

(DO NOT SIGN UNTIL ON OR AFTER THE TERMINATION DATE)

This Waiver and Release of Claims (“Release”) is hereby made between David Buchen (“Executive”) and Actavis, Inc. (“Company”).

I. RECITALS

WHEREAS, Executive and the Company have entered into a separation agreement dated March [●], 2015 (the “Agreement”), pursuant to which Executive is eligible to receive severance and certain benefits (the “Severance Benefits”), subject to and conditioned upon his execution of a general release.

WHEREAS, Executive and the Company desire to enter into this Release, in satisfaction of such condition under the Agreement.

II. TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration contained herein, the parties hereby agree as follows:

1. Separation. Executive’s employment with the Company ended effective May 1, 2015 (the “Termination Date”). The Company and Executive agree that such separation entitles Executive to receive the Severance Benefits subject to his execution and non-revocation of this Release, as provided under the Agreement.

2. Release of Claims. Executive, on behalf of Executive and Executive’s representatives, successors and assigns, completely releases and forever discharges the Company, and its predecessors, successors and assigns, parent, divisions, subsidiaries, affiliated companies, including without limitation Actavis plc and the Company (together with Actavis plc, “Actavis”), third party manufacturers, or insurers, and any other entity directly or indirectly controlled by them, and their current and former officers, directors, agents, employees, representatives, attorneys, both individually and in their professional capacities, successors and assigns of all of the foregoing, past and present, and the various Actavis benefit plans, committees, trustees, fiduciaries, and trusts (hereinafter all collectively referred to as the “Releasees”) from any and all claims, rights, demands, actions, obligations, liens, costs, expenses, orders, judgments, attorneys’ fees and causes of action, of whatever kind or nature, arising on or prior to the date Executive signs this Release, which Executive may now have, or has ever had, against any Releasee arising from or in any way connected with the employment relationship between Executive and the Company or any of its affiliates, or any acts or omissions occurring during the employment relationship or the termination thereof and at any time after the termination of employment up to and including the date on which Executive signs this Release. Without limiting the foregoing, the above Release includes, but is not limited to, all “wrongful discharge,” “whistleblower” and discrimination claims; all claims relating to any contracts of employment, express or implied; any claims for defamation, misrepresentation or negligence; any claim for monies or severance pay; any tort claim of any nature, including claims for alleged infliction of emotional distress; any claim under any laws or regulations relating to employment matters including, but not

Attachment A – Page 1

limited to the following, as amended: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e) et seq.; (2) the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (the “ADEA”); (3) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. § 1981; (4) the Equal Pay Act of 1963, 29 U.S.C. § 206; (5) Executive Order 11141; (6) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; (7) the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq.; (8) the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (except for any vested benefits under any tax qualified benefit plan); (9) the Immigration Reform and Control Act, 8 U.S.C. §101 et seq.; (10) the Workers Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq.; (11) the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; (12) The Sarbanes-Oxley Act of 2002, to the extent permitted by law; (13) Section 885 of the American Jobs Creation Act of 2004 and any applicable guidance thereunder (Internal Revenue Code Section 409A); (14) the Family and Medical Leave Act; (15) the New Jersey Conscientious Employee Protection Act; and any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law; or any claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters, but not including any claim (a) to enforce the terms of this Release or the Agreement, (b) any claims relating to accrued benefits earned and vested as of the Termination Date under an employee benefit plan maintained by any Releasee, or (c) Executive’s rights to indemnification under any written indemnification agreement by and between Executive and any Releasee, the Company’s by-laws or certificate of incorporation or under any policy of insurance carried by any Releasee or existing under applicable law.

Executive hereby warrants and represents that Executive shall not seek nor be entitled to recover from any of the Releasees for any claim released herein. Executive further represents and warrants that Executive is not a party to any proceedings currently pending before any federal, state or local court or agency asserting any claims against any of the Releasees. Executive further represents and warrants that Executive has disclosed all information known to Executive, concerning any wrongful conduct by any of the Releasees, including but not limited to any violation of any federal, state or local law or regulation, and any breach of contract.

3. Covenant Not to Sue. Except as may be necessary to enforce the Agreement or this Release, and to the fullest extent permitted by law, Executive agrees not to permit, authorize, initiate, join or continue any lawsuit, complaints, grievances, arbitrations or proceedings, whether as a named plaintiff, class member, collective action plaintiff or opt-in, or otherwise (collectively, “Proceedings”), against Releasees based in whole or in part on any claim covered by this Release. Executive is not prohibited from initiating a proceeding before a state or federal anti-discrimination agency, but Executive does hereby waive any right he may have to benefit in any manner from any relief (whether monetary, equitable, or otherwise) arising out of any past, present or future proceeding before a state or federal anti-discrimination agency.

4. EEOC Matters. Nothing in this Release shall be interpreted or applied to affect or limit Executive’s otherwise lawful right to bring an administrative charge with the U.S. Equal Employment Opportunity Commission (“EEOC”) or other federal, state, or local administrative agency, or to testify, assist, or participate in any investigation, hearing, or proceeding conducted by the EEOC or other federal, state, or local administrative agency. Executive agrees that Executive has released the Releasees from any and all liability from the laws, statutes, and common law listed above. As such, the Company may assert its rights under the Release of

Attachment A – Page 2

Claims in this Release as a defense to any administrative, judicial or other proceeding or lawsuit filed against the Releasees. Further, Executive is not and will not be entitled to any monetary relief resulting from any proceeding brought by Executive or the EEOC or any other person or entity on Executive’s behalf, including but not limited to any federal, state, or local agency.

The parties also acknowledge that nothing in this Release shall be interpreted or applied in a manner that affects or limits Executive’s otherwise lawful ability to challenge, under the Older Workers Benefit Protection Act (“OWBPA”) (29 U.S.C. §626), the knowing and voluntary nature of his release of any age claims against the Releasees before a court, the EEOC, or any other federal, state, or local agency.

5. Release of Claims under the ADEA, Right to Review and Revoke. As required under OWPBA, Executive expressly acknowledges and agrees that this Release includes a waiver and release of all claims which Executive has or may have under the ADEA. The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Release:

(a) The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which Executive signs this Release.

(b) Executive is hereby advised to consult a lawyer before signing this Release. Executive is granted twenty-one (21) days after Executive is presented with this Release to decide whether or not to sign this Release. If Executive signs this Release before the expiration of the twenty-one (21) day period, he waives the balance of that period.

(c) Executive will have the right to revoke the waiver and release of claims under the ADEA for a period of seven (7) days after signing this Release, and this Release shall not become effective or enforceable unless and until this revocation period has expired without revocation by Executive.

(d) Any revocation by Executive must be in writing and received by Eric Stern, VP, Compensation and Benefits, Actavis, Inc., 400 Interpace Parkway, Parsippany, New Jersey, 07054 on or before the seventh (7th) day after this Release is executed by Executive. Executive hereby acknowledges and agrees that Executive is knowingly and voluntarily waiving and releasing Executive’s rights and claims only in exchange for consideration (something of value) in addition to anything of value to which Executive is already entitled.

6. Review Period Not Extended by Changes. Executive agrees that any modifications made to this Release, material or otherwise, do not restart or affect in any manner the original 21-day consideration period.

7. Non-Admission. The parties agree that neither the Release nor the furnishing of the consideration for the Release shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

Attachment A – Page 3

Return of Property and Confidentiality of this Release. Executive represents that as of the Termination Date, Executive has returned to the Company all Company property, including, but not limited to, all equipment, vehicles, product samples, computers, pass codes, keys, swipe cards, credit cards, documents, or other materials, in whatever form or format that Executive received, prepared, or helped prepare; provided, however, that, following the Termination Date, Executive shall be permitted to retain, at his sole cost and expense, his Company provided laptop, ipad and iphone, subject, in all cases, to Executive’s compliance with his obligations not to disclose or retain any confidential information (whether pursuant to any written agreement, Company policy or applicable law, including, without limitation, the applicable provisions of the Company’s Code of Conduct, the Agreement, the Invention Agreement and the Confidentiality Agreement), provided, further, that upon the expiration, cancellation or termination of the Consulting Agreement by and between Executive and Actavis plc in accordance with its terms, Executive shall promptly return his Company provided laptop to the Company. Executive represents that Executive has not retained, whether in hard copy or electronic form, any copies, duplicates, reproductions, computer disks, or excerpts thereof, of the Company’s or any of its customers’ documents. Further, Executive agrees that except for Executive’s attorneys, accountants, spouse, and any government agencies, Executive will keep this Release and its terms confidential and will not reveal its contents to anyone, unless otherwise required or authorized by law.

8. Choice of Law, Interpretation and Severability. Executive and the Company agree that this Release shall be governed by New Jersey law and may be modified by the Company, from time to time, to reflect any applicable changes in New Jersey law. Executive and the Company agree that this Release shall not be construed against any party on account of authorship and, if a court finds any part of this Release to be illegal or invalid, the illegal or invalid portion of the Release shall be severed and the rest of the Release will be enforceable.

9. Execution. This Release may be executed in two or more facsimiled counterparts, each of which shall be equivalent to an original, but which collectively shall constitute one Release.

10. Entire Release. Except as otherwise set forth herein, the terms contained in this Release and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements relating thereto whether written or oral.

AGREED TO AND ACCEPTED BY: David Buchen	ACTAVIS, INC.

Date:	Name:
Title:

Attachment A – Page 4

Attachment B

U.S. RELOCATION SUPPORT

Household Goods Shipment	• Packing, loading, transporting, and insuring • Customary crating • Appliance services • Two automobiles, if over 500 miles • No bulky articles • 90 days of storage, if needed

En Route Trip	• Coach airfare

Departure Home Sale Assistance (current homeowners only)	• Customary seller non-recurring closing costs

Destination Home Purchase Assistance (current homeowners only)	• Customary buyer non-recurring closing costs (no points/pre-paids) • Maximum of 3% of the purchase price (includes 1% for loan origination fee)

Tax Gross-Up Benefit	• Equalization